Exhibit 99.1

Revolution Lighting Technologies Prices $10.0 Million Underwritten Offering of Common Stock

Stamford, CT, November 25, 2014 – Revolution Lighting Technologies, Inc. (NASDAQ: RVLT) (“Revolution Lighting”), a global provider of advanced LED lighting solutions, today announced the pricing of its underwritten public offering of 8,000,000 shares of its common stock at a price of $1.25 per share. Revolution Lighting has also granted the underwriters a 30-day option to purchase up to an aggregate of 1,200,000 additional shares of common stock to cover over-allotments, if any.

After deducting the underwriting discount and estimated offering expenses, and assuming no exercise of the underwriters’ overallotment option, Revolution Lighting expects to receive net proceeds of approximately $9.3 million from the offering. The offering is expected to close on December 1, 2014, subject to customary closing conditions. Revolution Lighting intends to use the net proceeds from the offering for general corporate purposes, including working capital and the financing of possible acquisitions.

Roth Capital Partners is acting as sole book-running manager for the proposed offering, and Craig-Hallum Capital Group is acting as co-manager.

The shares described above are being offered pursuant to a registration statement previously filed with and subsequently declared effective by the Securities and Exchange Commission (the “SEC”). A final prospectus supplement relating to the offering will be filed with the SEC and will be available on the SEC’s website at http://www.sec.gov/.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy any of the securities described herein, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Copies of the final prospectus supplement and accompanying base prospectus relating to this offering may be obtained by sending a request to Roth Capital Partners, LLC, 888 San Clemente Drive, Newport Beach, California 92660, (800) 678-9147.

About Revolution Lighting Technologies Inc.

Revolution Lighting Technologies, Inc. designs, manufactures, markets and sells light emitting diode (LED) lighting solutions focusing on the industrial, commercial and government markets in the United States, Canada, and internationally. Revolution Lighting Technologies trades on the NASDAQ under the ticker RVLT. For additional information, please visit: http://www.rvlti.com/.

Cautionary Statement for Forward-Looking Statements

Certain of the above statements contained in this press release are forward-looking statements that involve a number of risks and uncertainties, including statements relating to expectations regarding the completion of the public offering. Such forward-looking statements are within the meaning of that term in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Reference is made to Revolution Lighting’s filings under the Securities Exchange Act for additional factors that could cause actual results to differ materially, including the Risk Factors described in Item 1A of our Form 10-K for the fiscal year ended December 31, 2013. Revolution Lighting Technologies, Inc. undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise. Readers are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those indicated in the forward-looking statements as a result of various factors. Readers are cautioned not to place undue reliance on these forward-looking statements.

Contact:

ICR

Anton Nicholas, Cory Ziskind

203-682-8200

Anton.Nicholas@icrinc.com

Cory.Ziskind@icrinc.com